                                                                     EXHIBIT 2.1

                                                              SOUTHEAST PIPELINE
                                                              ------------------


                           SALE OF ASSETS AGREEMENT
                           ------------------------

     AGREEMENT dated May 3, 1999, between AMERADA HESS CORPORATION, a Delaware corporation, having an office at One Hess Plaza, Woodbridge, New Jersey 07095 ("Seller"), and TransMontaigne Terminaling Inc., an Arkansas corporation and a wholly-owned subsidiary of TransMontaigne Inc., having an office at 200 Mansell Court East, Suite 600, Roswell, Georgia, 30076 ("Buyer").

     THE PARTIES AGREE AS FOLLOWS:
     -----------------------------

     1.  PURCHASED ASSETS.  Seller will sell to Buyer and Buyer will purchase
         -----------------
from Seller at the Closing (as defined in Article 3), all of Seller's right, title and interest in (a) the properties described on Schedule 1.a (collectively
                                                      ------------
the "Properties," which definition will also include pipeline easements and rights of way associated with the Properties), (b) the equipment and personal property located on each of the Properties (the "Personalty"), (c) to the extent assignable to Buyer, the contracts used and necessary for the ownership and operation of the Properties and Personalty as currently operated (the "Assigned Contracts") and (d) the merchantable petroleum products inventories, including all tank bottoms and line fills (excluding quantifiable BS&W), belonging to Seller ("Petroleum Inventory") located on the Properties at the Closing as verified pursuant to Paragraph 4.4 (the Properties, Personalty, Assigned Contracts and Petroleum Inventory referred to collectively as the "Purchased Assets"); provided that the Purchased Assets to be transferred to Buyer will not include the assets described in Schedule 1.b (the "Excluded Assets").
                                ------------

     2.  PURCHASE PRICE.  The purchase price to be paid by Buyer for the
         ---------------
Properties, Personalty and Assigned Contracts will be Sixty-Six Million Two Hundred Twenty-Two Thousand ($66,222,000) Dollars ("Purchase Price") and paid as follows:

         2.1. The sum of Six Million Six Hundred Twenty-Two Thousand ($6,622,000) Dollars (the "Deposit") by wire transfer of immediately available federal funds on the signing of this Agreement by Buyer and Seller to an account designated by Seller.

         2.2. The sum of Fifty-Nine Million Six Hundred Thousand ($59,600,000) Dollars (the "Remaining Purchase Price Balance") by wire transfer of immediately available federal funds at the Closing to an account designated by Seller.

         2.3. In addition to the Purchase Price, Buyer agrees to pay Seller at Closing, the estimated value of the Petroleum Inventory, determined in accordance with Paragraph 4.4 (the "Estimated Petroleum Inventory Price").

         2.4. The Purchase Price, including the final adjusted amount paid by Buyer to Seller for the Petroleum Inventory, will be allocated by the parties in accordance with Schedule 2.4. The parties will be bound by, and not take any
                ------------
position (including for purposes of tax filings or financial reporting) inconsistent with, the allocation in Schedule 2.4.
                                     ------------

     3.  CLOSING.
         --------

         3.1. The consummation of the transactions contemplated herein, including but not limited to the execution and delivery of the instruments herein referenced and the payment of the Remaining Purchase Price Balance and the Estimated Petroleum Inventory Price (collectively, the "Closing") will take place at the offices of Seller in Woodbridge, New Jersey, within sixty (60) days after the date of this Agreement. Buyer will designate the date upon which the Closing shall occur (the "Closing Date") within said sixty (60) day period by providing at least ten (10) days written notice to Seller specifying such date. In the absence of such notice, Closing Date will be the last business day of the sixty (60) day period. The Closing Date (a) may be extended by the written consent of Seller and Buyer and (b) will be extended as provided in Paragraph
8.5.2 and Article 13.

         3.2. At the Closing, Buyer will pay the Remaining Purchase Price Balance to Seller and Seller will deliver to Buyer, Bargain and Sale Deeds (including special warranty provisions with respect to real property owned in fee) and Assignment of Rights of Way and Easements in the form set forth in Exhibit 3.2a (to be conformed to meet local
                                   ------------
custom) for the Properties, in recordable form, and Bills of Sale in the form of
Exhibit 3.2b for the Personalty and Petroleum Inventory (collectively, the
------------
"Conveyance Documents").

         3.3. At the Closing, each party will grant to the other party permanent easements necessary to provide the relevant party with access to its property at Purvis, Mississippi, in substantially the form of Exhibit 3.3 (to be
                                                              -----------
conformed to meet local custom) in recordable form.

         3.4. Buyer or its designee and Seller will enter into an exchange agreement (the "Exchange Agreement") at Closing in the form of Exhibit 3.4,
                                                               -----------
under which Seller agrees to exchange in, and Buyer agrees to exchange out, petroleum products up to the amounts and at the Properties set forth on Exhibit
                                                                        -------
3.4.  Buyer shall provide Seller and Seller's customers under the Exchange
---
Agreement service of substantially equal quality to that provided by Seller to such customers prior to the Closing Date. In connection with any termination of the Exchange Agreement by Seller, Seller will advise Buyer of any intention to place the exchange services covered by the Exchange Agreement with a third party and Buyer shall have the right to continue to provide the exchange services on the same terms and conditions as offered to Seller by such third party, unless the Exchange Agreement shall have been terminated by reason of Buyer's failure to provide service to Seller and Seller's exchange customers at the same level of quality as provided by Seller to such customers prior to the Closing Date.

     4.  PRE-CLOSING COVENANTS.
         ---------------------

         4.1. Seller covenants that during the period from the date of this Agreement until the Closing Date:

          (a) except with the consent of Buyer, it will own and operate the Purchased Assets in the ordinary course of business and substantially in the same manner as currently operated, including without limitation, to continue in effect and not to terminate (i) all present insurance coverage on the Properties, Personalty and Petroleum Inventory; and (ii) those contracts for supply, storage and exchange of petroleum products listed on Schedule 4.1(a)
                                                             --------------
(the "Term Contracts"); except that Seller may terminate or not continue in effect any Term Contract that expires in accordance with its terms prior to the Closing Date, or under which the counterparty is in default;
                                                           -

          (b) except with the consent of Buyer, it will maintain the Properties and Personalty in substantially the same condition as existing on the date of this Agreement, other than normal wear and tear;

          (c) except with the consent of Buyer, it will not sell, assign, lease, mortgage, pledge, subject to any lien or encumbrance or dispose of any of the Properties, Personalty or Assigned Contracts with a value, individually or in the aggregate, in excess of $50,000 except pursuant to existing contracts or commitments or in the ordinary course consistent with past practice;

          (d) except with the consent of Buyer, it will not grant any easements, rights of way, licenses or similar rights in any way related to or affecting the Properties, or enter into, terminate, or amend any Assigned Contract which is a part of or affects the Purchased Assets except pursuant to existing contracts or commitments or otherwise in the ordinary course consistent with past practice and as long as consistent with Paragraphs (a) and (b) above;

          (e) except with the consent of Buyer, it will not terminate, abandon, or amend or modify in any material respect, any material permit, right of way or easement, governmental approval or similar authorization, other than in connection with the transaction contemplated by this Agreement;

          (f) it will not take any action or commit to take any action with respect to the foregoing, or that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 16 not being satisfied; and

          (g) Seller shall give written notice to Buyer promptly after Seller obtains knowledge of or receives any notice claiming or alleging the occurrence of:

          (i) any breach or default, or event which upon notice or the passage of time or both might constitute a breach or default, with respect to any Assigned Contract, Permit or right of way or similar rights relating to any portion of the Properties and which could have a material adverse effect on the Properties taken as a whole, which, for the purposes of this paragraph will mean an event which renders the Properties incapable of being operated in a manner consistent with past practice.

          (ii) any damage or losses reasonably estimated to exceed in the aggregate $600,000 with respect to the Properties and/or Personalty;

          (iii) any circumstance, event or omission which would result in any of Seller's representations or warranties contained in this Agreement being or becoming inaccurate or misleading in any material respect, or the creation of any lien on any of the Purchased Assets; or

          (iv)   any termination or threatened termination of the Term
Contracts.

         4.2. Seller represents that it has neither entered into nor executed any instrument with any other individual, corporation, partnership, limited partnership or limited liability company ("Person") which would constitute a currently binding purchase and sale agreement or right to match relating to the sale of the Purchased Assets, or any part thereof. Seller agrees promptly to
(i) terminate any and all negotiations and discussions in which Seller may be currently involved with any other Persons with regard to the sale of all or any part of the Purchased Assets, and (ii) neither solicit nor evaluate additional bids nor discuss with or provide information to Persons with respect to the purchase by or sale to any other Person of all or any part of the Purchased Assets.

         4.3. Buyer covenants that during the period from the date of this Agreement until the Closing, Buyer shall give written notice to Seller promptly after Buyer obtains knowledge of or receives any notice claiming or alleging the occurrence of any circumstance, event or omission which would result in any of Buyer's representations or warranties contained in this Agreement being or becoming inaccurate or misleading in any material respect.

         4.4. On the Closing Date, the Petroleum Inventory will be verified and inventoried according to the procedures set out in Exhibit 4.4. Buyer will
                                                   -----------
purchase the Petroleum Inventory at the price formulas set forth in Exhibit 4.4.
                                                                    -----------
No later than 3 business days prior to Closing, Seller will provide Buyer with an estimate of Petroleum Inventory which will be on hand at Closing and Buyer will pay Seller at Closing based on the estimate by wire transfer of immediately available federal funds to an account designated by Seller. Any necessary adjustments will be made within thirty (30) days after Closing. Buyer will reimburse Seller for any Petroleum Inventory purchased and paid for, or obtained via an exchange agreement, but not yet delivered as of the Closing Date. Reimbursed costs will include all pipeline charges related thereto.

         4.5.  Seller will remove the Excluded Assets as set forth on Schedule
                                                                      --------
1.b, at its expense, as well as all of Seller's (or other parties') advertising
---
signs, trademarks and other identification from the Properties at or prior to the Closing, or, in any event, within ninety (90) days thereafter, which activity will be conducted in a manner so as not to unreasonably disrupt Buyer's operations on the Properties.

     5.  PERMITS; ASSIGNED CONTRACTS; TERM CONTRACTS.
         -------------------------------------------

         5.1. Seller will use all commercially reasonable efforts, and cooperate with Buyer, to transfer any permit, license or governmental approval ("Permit") or Assigned Contract related to or necessary for the operation of the Properties as currently conducted which can be transferred. Buyer will bear any transfer fees and any reasonable out-of-pocket costs of Seller in doing so. If all Assigned Contracts and Permits necessary for the operation of the Properties as currently operated and which can be obtained or transferred in advance of the Closing are not obtained by or transferred to Buyer before the Closing Date, after diligent effort by Seller (including without limitation by obtaining related consents and promptly making necessary filings), Buyer will give written notice to Seller identifying those Permits and Assigned Contracts for which transfer has not been obtained, but the Closing will not be delayed. Buyer will, to the extent permitted by law, operate under and have the benefit of those Permits and Assigned Contracts for which transfer or assignment has not been obtained and Seller and Buyer will cooperate upon and enter into such other arrangements as are necessary and appropriate to permit Buyer to operate and have the use and benefit of the Properties pending transfer or assignment of such Permits and Assigned Contracts. Buyer will defend and indemnify Seller for any claims or liabilities arising out of such arrangements. Seller and Buyer will continue their diligent efforts and proceed promptly to obtain or transfer the Permits and Assigned Contracts the transfer or assignment of which has not been obtained at the time of Closing. In the event any material Permits or Assigned Contracts cannot be transferred or obtained, or an appropriate arrangement made between Buyer and Seller to provide Buyer the benefit thereof, then Buyer and Seller shall agree upon an appropriate remedy to provide the Buyer the benefit thereof.

         5.2. Seller will use all commercially reasonable efforts, and cooperate with Buyer, to transfer to Buyer any Term Contract or the Colonial Pipeline or Defense Energy Supply Command contracts which can be transferred and which Buyer elects, by written notice to Seller given at least thirty (30) days before the Closing Date, to have transferred to Buyer. Buyer will bear any transfer fees and any reasonable out-of-pocket costs of Seller in doing so. With respect to any Term Contract that Buyer elects not to have transferred, Seller shall retain the supply, storage or other obligation therewith and may at its sole option add any volume of petroleum products which Seller is required to supply under such Term Contract to the volume to be supplied to or on behalf of Buyer pursuant to the Exchange Agreement. If the counterparty will not consent to the transfer or assignment of the Colonial Pipeline or Defense Energy Supply Command contracts, to the extent permitted by the contract, Seller will enter into such mutually satisfactory arrangements with Buyer as will provide Buyer the benefit of such contracts. Buyer will defend and indemnify Seller for any losses, claims or liabilities arising out of such arrangements. If any contract which is not or cannot be assigned or transferred to Buyer terminates in accordance with its terms, or if Seller elects not to continue such contract under evergreen renewal provisions, or if Seller does not continue performance under such contract due to counterparty's default thereunder, such termination of, or failure to transfer, assign or perform under, such contract will not constitute a breach or alleged breach of Seller's representations and warranties, or provide a basis for termination of this Agreement or a change to any of its terms and conditions.

         5.3. Seller will initiate a request to Colonial Pipeline Company ("Colonial") and cooperate with Buyer to effect transfer to Buyer of any of Seller's shipping allocation on the Colonial Pipeline with respect to the
Properties.   Buyer will bear any transfer fees and any reasonable out-of-pocket
costs of Seller in connection therewith.   Buyer will have the right to contact
and meet with Colonial after Seller has initially contacted Colonial to discuss transfer of the relevant shipping allocation, provided a member of Seller's
management attends any such meeting.   The parties agree that any information
obtained during such discussions will not (i) constitute part of Buyer's Inspection, (ii) provide a basis for any breach or alleged breach of Seller's representations and warranties, or (iii) provide a basis for termination of this Agreement or a change to any terms and conditions thereof. If Colonial does not consent to transfer, or permit the transfer or assignment of, Seller's shipping allocation to Buyer, the failure to obtain such transfer or assignment shall not constitute a breach or alleged breach of Seller's representations and warranties, or provide a basis for termination of this Agreement or a change to any of the terms and conditions thereof.

     6.  TAXES; ASSESSMENTS.
         -------------------

         6.1. Property taxes, assessments, water and sewer rents and utility charges, if any, will be apportioned and adjusted as of midnight preceding the Closing (the "Effective Time"). Property taxes shall be pro rated based upon the most recent available assessments.

         6.2. Buyer will pay any taxes due on the transactions contemplated by this Agreement. If Seller pays any of these taxes or fees, Buyer will reimburse Seller within thirty (30) days of Seller's production of receipts.

     7.  IMPROVEMENTS; RISK OF LOSS.
         ---------------------------

         7.1. This Agreement is entered into with Buyer's full knowledge of the value of the Properties and improvements, and not on any representation as to their value, character, quality or condition, other than as is expressly provided in this Agreement. Except as expressly set forth in this Agreement, Seller makes no warranty or representation, either oral or written, or express or implied, as to the merchantability or the condition of the Purchased Assets or their fitness or availability for any particular or general use or purpose and Buyer waives any claim as to the merchantability or condition of the Purchased Assets, or their fitness of suitability for any particular or general use or purpose.

         7.2. Risk of loss or damage to the Properties and Personalty will be on Seller until the Closing in accordance with Paragraph 7.3, below.

         7.3. If prior to the Closing Date the Properties or Personalty or any material part thereof (which, for the purpose of this paragraph will mean an event which renders a Property incapable of being operated in a manner consistent with past practice) is damaged or condemned or condemnation proceedings affecting any material part of the Properties or Personalty are filed or of which Seller has received written notice prior to the Closing Date, Buyer and Seller agree that:

         7.3.1. Seller will promptly notify Buyer of any condemnation covered by this Paragraph 7.3.

         7.3.2. All condemnation awards or similar payments relating to any such taking and any and all rights thereto shall constitute part of the Purchased Assets and shall be transferred to Buyer pursuant to this Agreement; and

         7.3.3. In the event of such damage, if the cost of the restoration or repair of such part of the Properties or Personalty to its condition immediately prior to such damage or condemnation, as reasonably estimated by Seller, shall exceed 5% of the Purchase Price, then Seller shall promptly give written notice thereof to Buyer giving the full particulars of such damage, whether it will take remedial action to remedy the situation and the estimated time for and cost of completion of such restoration or repair (the "Damage Notice"). If Seller elects not to take remedial action, Buyer will purchase the Purchased Assets under the terms and conditions set forth herein with a reduction to the Purchase Price as agreed upon by Buyer and Seller, such agreement not to be unreasonably withheld. If within thirty (30) days of the beginning of such negotiation, Buyer and Seller have not agreed upon a Purchase Price adjustment, Seller may elect to make the repairs or restoration specified in the Damage Notice at Seller's sole cost, risk and expense and the Closing may be delayed up to six (6) months so that Seller can complete such repairs. If, under such events, Seller does not elect to repair the damage or the repairs are not completed within six (6) months of the original Closing Date, Buyer may terminate this Agreement.

         7.3.4. Notwithstanding anything in this Paragraph 7.3 to the contrary, if the casualty or condemnation has a material adverse effect on the Purchased Assets, taken as a whole, (which, for purposes of this section shall be defined as any casualty or condemnation that exceeds 20% of the Purchase Price) Buyer may terminate this Agreement.

     8.  INSPECTION.
         ----------

         8.1. For a period of sixty (60) days from the date of this Agreement (the "Inspection Period") Buyer and its representatives will have the (i) right of access to all non-privileged documents and information in the custody or control of Seller pertaining to the condition of the Personalty and Properties reasonably requested by Buyer in writing, including but not limited to all environmental reports and audits (including without limitation the Arthur D. Little Phase I Report dated February, 1999 attached hereto as Exhibit 8.1 (the
                                                              -----------
"ADL Report")), and all reports of spills and leaks and operating records pertaining to the Properties and Personalty, whether or not prepared internally or by unaffiliated third parties; and (ii) right of access to the Properties and Personalty for the purpose of conducting surveys, inspections, and such other examinations of the Properties and Personalty as Buyer may desire subject to Paragraph 8.2 (collectively, (i) and (ii) constitute the "Inspection"). Buyer will use reasonable care in the course of performing the Inspection. Buyer will defend and indemnify Seller for any claims or liabilities arising out of the performance of the Inspection, except to the extent due to Seller's gross negligence or willful misconduct. In the exercise of its rights under this Paragraph, Buyer will minimize any interference with Seller's operations on the Properties, and (except for terminal managers in the presence of a management representative of Seller) will not engage in discussions with any site personnel or reveal the purpose of their activities and will give Seller reasonable advance written notice of any Inspection activities. Buyer will pay all expenses associated with the Inspection, including the disposal of any wastes generated by testing. Seller may otherwise participate in the testing at its cost. Seller will have the right to approve and witness all testing activities. Seller will be promptly provided with all nonpriviliged written information and reports, raw data and test results generated by the Inspection. All information pertaining to the Properties or Personalty shall be subject to the terms of the Confidentiality Agreement between the parties dated February 5, 1999.

         8.2. The Inspection may include only those environmental assessment activities which are part of the ASTM Phase I Environmental Assessment Process (as defined in ASTM standard E-1527), which includes records reviews, site reconnaissance and interviews, but does not include any testing or sampling of materials such as soil and groundwater. Buyer may, however, sample buildings and equipment.

         8.3. Upon Buyer's written request, Seller will provide to Buyer, at no cost to Buyer, any title information which Seller may currently have in its possession relating to the Properties. Seller makes no representation as to the accuracy of this information.

         8.4. Examination of title to the Properties, title insurance premiums and surveys, if any, will be at Buyer's cost. Real estate transfer taxes, stamps or other fees, if any, will be borne by Buyer.

         8.5. If prior to Closing either Seller or Buyer learns that any representation or warranty contained in Articles 9, 13 or 14 is or has become untrue in any material respect, pursuant to the provisions of Paragraphs 4.1(g) and 4.3, respectively, then:

         8.5.1. If Seller is the notified party, Seller will have fifteen (15) days from the date of the notice to notify Buyer in writing either (a) proposing amendments to make the relevant representations true and correct in all material respects in light of the facts and circumstances or (b) notifying Buyer that it will take remedial action (e.g. by undertaking repairs) to cause the relevant representations to be true and correct in all material respects in which case the Closing Date will be extended to the extent necessary to assure that such remedial action has been completed in such manner. Buyer will have the right to terminate this Agreement and have the Deposit returned to it if (i) Seller elects to take remedial action but the action has not been completed within thirty (30) days of Seller's notice and the failure to so remediate has a material adverse effect on the Purchased Assets taken as a whole or (ii) Seller submits a proposed amendment to the relevant representations and warranties and the proposed amendments would have a material adverse effect on the Purchased Assets taken as a whole. For the purposes hereof "material adverse effect" shall mean a defect or defects, or change in condition or operation of the Purchased Assets, taken as a whole, which exceeds 10% of the Purchase Price.

         8.5.2. If Buyer is the notified party, and Buyer fails to cure a breach of a representation and warranty within fifteen (15) days of the notice, Seller will have the right to terminate this Agreement and retain the Deposit in addition to any other remedies to which Seller is entitled.

         8.6. As part of Buyer's Inspection, Seller will promptly provide Buyer with the results of Seller's test, at a Property selected by Seller, of such Property's "Year 2000" compliance for product flow controls, pump and metering systems, vapor processing system and other similar operating equipment. The parties agree that any information obtained from such testing will not (i) provide a basis for any breach or alleged breach of Seller's representations and warranties, or (ii) provide a basis for termination of this Agreement or a change to any terms and conditions thereof.

     9.   ENVIRONMENTAL LIABILITIES
          --------------------------

          9.1. Definitions.
               ------------

               "Cleanup" means investigation, cleanup, removal, containment, monitoring or other remediation or response actions taken to (i) reduce to acceptable levels risks from concentrations of Hazardous Substances present or Released on, at or under any of the Properties, or which are migrating from any of the Properties, or which are present or Released on, at or under any offsite locations, including by reason of migration of such Hazardous Substances from any of the Properties, or (ii) prevent or mitigate a Release of Hazardous Substances at a Property or offsite location.

               "Environmental Law" means any statute, regulation, permit, administrative order or ordinance, that regulates, or seeks to Cleanup or prevent, Releases of pollutants or Hazardous Substances into water, land or air whose primary purpose is protection of the environment or natural resources. Environmental Law includes regulations designed to prevent releases of Hazardous Substances from pipelines, such as requirements in 49 CFR Parts 190 to 195.

               "Environmental Liabilities" means any claims, liabilities, costs of Cleanup, penalties, fines, damages or expenses (including reasonable legal fees and consulting fees), whether known or unknown, which arise under any Environmental Law with respect to the Properties, Personalty, and offsite locations affected by Seller's or Buyer's ownership or operation of the Properties, as the case may be, including but not limited to Hazardous Substances present or Released on, at or under any of the Properties or which are migrating therefrom.

               "Environmental Tort" means personal injury or damage to property in which a third party has an ownership or control interest, which damage or injury arises from (i) Hazardous Substances present or Released on, at or under a Property, or migrating or emanating from a Property (ii) Hazardous Substances affecting an offsite location as a result of Seller's or Buyer's ownership or operation of the Properties, as the case may be. Any action by a third party is not an Environmental Tort to the extent the action seeks to recover costs or expenses for, or to require, Cleanup.

               "Hazardous Substances" means those substances listed in 49 C.F.R.
(S) 172.101 and 40 C.F.R. Part 302, petroleum and regulated substances as defined in Subtitle I to RCRA, and radiation.

               "Known Environmental Litigation" has the meaning provided in
               Schedule 9.2.1(i).
               -----------------

               "Release" has the meaning provided in Section 101(22) of CERCLA.

               "Superseding Release" means a Release which takes place after the Closing Date which substantially raises the remaining cost of Cleanup at any of the Properties, or any offsite location previously affected by a Release on, at or under any of the Properties.

     9.2. Representations and Warranties
          ------------------------------

          9.2.1. For Environmental Liabilities and compliance with Environmental Laws, Seller makes only the following representations and warranties:

               (i)   except as disclosed in Schedule 9.2.1(i), there is no suit,
                                            -----------------
action, administrative or other legal proceeding pending or, to Seller's knowledge, threatened, related to the Properties or offsite locations affected by Seller's ownership or operation of the Properties, which arise under Environmental Law;

               (ii) to Seller's knowledge after reasonable inquiry, Seller has furnished or made available to Buyer all documents and information in Seller's custody or control relating to Environmental Liabilities and reasonably requested by Buyer to be made available to it under Paragraph 8.1;

               (iii) except as disclosed in Schedule 9.2.1(iii), there are no
                                            -------------------
liens arising under any Environmental Law which apply to the Properties;

               (iv)  except as disclosed on Schedule 9.2.1(iv) and except as
                                            ------------------
would not otherwise have a material adverse effect on the Properties taken as a whole, to Seller's knowledge after reasonable inquiry, Seller is in compliance with all Environmental Laws applicable to the Properties. For the purposes of this Paragraph 9.2.1(iv), (a) a Release of Hazardous Substances will not be deemed a violation of Environmental Laws and (b) "material adverse effect" shall mean a diminution in value of the Properties taken as a whole or Environmental Liability(ies) which individually or in the aggregate exceed 10% of the Purchase Price.

               (v) except as set forth in Schedule 9.2.1(v), Seller has, or
                                          -----------------
will have obtained prior to Closing, all permits issued under any Environmental Law necessary to conduct the business as presently conducted on the Properties.

          9.2.2. Seller makes no other representation or warranty as to (i) Environmental Law or Environmental Liability or (ii) except as set forth in
Article 13, as to the suitability of the Properties or Personalty for any purpose, or as to the physical condition of the Properties or Personalty. ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION, DESIGN OR OTHERWISE ARE EXCLUDED.

     9.3.   Seller's Obligation to Cleanup Pre-Closing Releases
            ---------------------------------------------------

          9.3.1. Seller will conduct (in accordance with Paragraph 9.6) and pay for Cleanup of all Hazardous Substances present or Released prior to Closing on, at or under the Properties or portion of the Properties and any offsite location affected by Seller's ownership or operation of the Properties, to the extent provided on Schedule 9.3.1 and subject to the limitations of Paragraph
                   --------------
9.5. Notwithstanding any other provision of this Agreement, with respect to the items identified in Section B of Schedule 9.3.1: (i) Seller will have no liability, and Buyer will assume liability, unless Buyer gives Seller written notice of an Environmental Noncompliance with respect to such items within five
(5) years of the Closing Date; and (ii) Seller will have no liability for the cost to initially investigate such items unless the appropriate governmental authority requires such investigation.

          9.3.2. In addition to Seller's obligations under Paragraph 9.3.1 and subject to the limitations of Paragraph 9.5, Seller will pay all costs in excess of $50,000 (the "Deductible", subject to the cap referenced herein) for, and will have the option to conduct (in accordance with Paragraph 9.6), each Cleanup of Hazardous Substances on, at or under the Properties or any other offsite location which has been affected by Seller's ownership or operation of the Properties which are present at concentrations that require Cleanup under applicable Environmental Law (an "Environmental Noncompliance"), for which Buyer gives Seller written notice (a "Remediation Notice") within two years after the Closing Date; provided that the Hazardous Substances giving rise to the Environmental Noncompliance were present or Released on, at or under a Property prior to the Closing Date. The Remediation Notice must be given within forty-five (45) days of the discovery of the Environmental Noncompliance and must include (i) analyses of all soil or groundwater samples which identify an Environmental Noncompliance, (ii) a site map showing the location or locations from which such samples were taken, (iii) the estimated costs of Cleanup, and (iv) the proposed method(s) of Cleanup. The Remediation Notice will be deemed to provide Seller notice of any Environmental Noncompliance for contaminated soils or plumes of contaminated groundwater which are directly contiguous to the soil or groundwater samples identifying an Environmental Noncompliance included with the Remediation Notice. If Buyer does not provide a Remediation Notice for an Environmental Noncompliance in accordance with this Paragraph 9.3.2, then Buyer will assume and will undertake and pay for Cleanup of such Environmental Noncompliance. Notwithstanding anything hereinabove to the contrary but subject to the limitations of Paragraph 9.5, at such time as the Deductible paid by Buyer associated with (x) events of Environmental Noncompliance for which notice is given under this Paragraph 9.3.2 and (y) Seller's indemnity to Buyer pursuant to Paragraph 9.4.1.(c) aggregates $500,000, Seller shall bear all costs of Cleanup of any Environmental Noncompliance for which notice is thereafter received without application of the Deductible.

     9.4.      Environmental Indemnities
               -------------------------

          9.4.1. Seller will defend and indemnify Buyer for and against:

          (a) Environmental Liabilities for (i) Known Environmental Litigation and (ii) fines or penalties for violation of any Environmental Law which violation arises solely from ownership or operation of the Properties by Seller, or any of its affiliated entities prior to the Closing Date ("Preclosing Fines");
          (b) subject to the limits on environmental indemnity and liability of Paragraph 9.5, all Environmental Liabilities arising out of Cleanup for which Seller is required to pay under Paragraphs 9.3.1 and 9.3.2.;

          (c) subject to the limits on environmental indemnity and liability of Paragraph 9.5, any other Environmental Liability to the extent that each such other Environmental Liability (x) individually exceeds $50,000, provided, however, that at such time as the Deductible paid by Buyer associated with (i) events of Environmental Noncompliance for which notice is given under this Paragraph 9.4.1 and (ii) Seller's indemnity to Buyer pursuant to Paragraph 9.3.2 aggregates $500,000, Seller shall bear all costs of Cleanup of any Environmental Noncompliance for which notice is thereafter received without application of the Deductible, subject to the limits set forth in Section 9.5.2 herein, and (y) arises from ownership or operation of the Properties prior to the Closing Date, including, but not limited to, Environmental Liabilities arising from any pre-Closing accident, fire, explosion, collapse, mechanical failure, or Release of any Hazardous Substance, provided further that Buyer provides Seller with written notice of the Environmental Liability within two (2) years from the Closing Date. If Buyer does not provide written notice of such Environmental Liability within the time provided in this Paragraph 9.4.1, then Buyer will assume, and will pay and discharge when due, such Environmental Liability.

       9.4.2. Buyer will indemnify and, at Seller's option, defend Seller against (i) all Environmental Liabilities assumed by Buyer under Paragraphs 9.3.2, 9.4.1 or 9.5.2; (ii) all Environmental Liabilities arising from ownership or operation of the Properties by Buyer or its affiliated entities after the Closing Date, including, but not limited to, Environmental Liabilities arising from any accident, fire, explosion, collapse, mechanical failure, or Release of any Hazardous Substance after the Closing Date; provided, however, that Seller shall retain (subject to the limitations on liability in
Section 9.5) the following pre-Closing Environmental Liabilities: (a) Environmental Liabilities for Cleanup associated with the items of Environmental Noncompliance identified on Schedule 9.3.1; (b) all items of Environmental
                            --------------
Noncompliance disclosed on Schedules 9.2.1(iii)-(v); and (c) all matters of
                           ------------------------
Environmental Noncompliance of which Buyer provides Seller notice pursuant to 9.4.1(c) and for which Seller has liability under this Agreement.

     9.5.  Limits on Environmental Indemnities and Liability
           -------------------------------------------------

           9.5.1. Seller's liability and indemnity and other obligations under this Article 9 for Environmental Liabilities are limited as provided in this Paragraph 9.5.

           9.5.2. Except as set forth in the next to last sentence in this Paragraph 9.5.2, Seller will not be liable for and Buyer assumes liability for Environmental Liabilities to the extent that the aggregate amount of Environmental Liabilities (net of the value of any recovered products) incurred by Seller after the Closing Date exceeds, on a cumulative basis, $5,000,000 (the "Liability Limit"). Seller will provide Buyer written notice if the Liability Limit is exceeded. Seller will provide reasonable documentation for all payments relating to Environmental Liabilities, if the payments exceed the Liability Limit. At Seller's option, Buyer will conduct and pay for all Cleanup at the Properties commencing sixty (60) days after Seller gives Buyer notice under this Paragraph 9.5.2 that the Liability Limit has been exceeded. The Liability Limit under this Paragraph 9.5.2. does not apply to the following Environmental Liabilities: (i) Cleanup of contamination at the Purvis Property as provided on Schedule 9.3.1. and as notified by Buyer within the time period
               ---------------
and in the manner provided in Paragraph 9.4.1(c); (ii) Preclosing Fines; (iii) those Environmental Liabilities that arise under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or under any state law analogous thereto based on Seller's disposal or arrangement for disposal of any Hazardous Substance at a location other than the Properties; (iv) a suit or other legal proceeding seeking to recover for an Environmental Tort arising solely from ownership or operation of the Properties prior to the Closing Date; and (v) Known Environmental Litigation. Buyer assumes all Environmental Liabilities for Cleanup of the contamination at the Purvis Property to the extent identified on Schedule 9.3.1. and as notified by Buyer within the time
                     ---------------
period and in the manner provided in Paragraph 9.4.1(c) commencing on the fifteenth (15th) anniversary of the Closing Date; provided, however, that such liability shall be assumed only if Seller shall have endeavored in good faith and utilized all commercially reasonably efforts to remediate and substantially conclude the Cleanup of the Purvis Property prior to such anniversary.

          9.5.3. Seller's obligations under Paragraphs 9.3 and 9.4.1 to pay for, perform, or indemnify Buyer with respect to Cleanup will terminate if (i) the appropriate governmental agency determines that no further action is required by Seller or Cleanup is complete (x) for the Properties or portion of the Properties on Schedule 9.3.1. including any offsite locations impacted by
                  ---------------
Releases and/or matters of Environmental Noncompliance in respect of or emanating from such Properties or (y) for an Environmental Noncompliance for which Buyer has given a timely Remediation Notice, as the case may be, or (ii) there is a Superseding Release at the Property and Seller pays Buyer a sum equal to the net present value of the cost to Seller (determined without regard to the Superseding Release) to complete Cleanup at that Property, which sum shall be mutually determined in good faith by Seller and Buyer, after which Buyer will assume and pay for Cleanup. Seller will have no liability under Paragraphs 9.3 or 9.4.1 (and Buyer will assume liability) for any solid waste management units which are used by Buyer after the Closing Date.

          9.5.4. Seller's obligations under Paragraphs 9.3.1 and 9.3.2 notwithstanding, Buyer will first look to the responsible parties identified on the Schedule 9.5.4 for Cleanup of all or any portion of the Properties listed on
    --------------
Schedule 9.5.4.  If Buyer provides Seller a Remediation Notice under Paragraph
--------------
9.3.2 for any Environmental Noncompliance for which Seller can reasonably demonstrate that Seller is not the responsible party (including, but not limited to, migration of Hazardous Substances onto the Properties), Buyer will first look to the responsible parties identified in Seller's written response to Buyer's request for Cleanup of such Environmental Noncompliance. If the identified responsible party does not undertake and complete Cleanup in accordance with Environmental Law, despite Buyer's reasonable efforts over at least a ninety (90) day period to obtain agreement of the responsible party to perform (or actual commencement by the responsible party of) Cleanup, then Buyer will notify Seller. If Seller is unable to obtain agreement of the responsible party to perform (or actual commencement by the responsible party of) Cleanup within thirty (30) days of receipt of Buyer's notice above referenced, then Seller will conduct and pay for Cleanup in accordance with this Article 9, subject to the other limitations in this Paragraph 9.5. Buyer will not be obligated to use reasonable efforts to obtain the agreement of a responsible party to Cleanup if the responsible party has (a) declined to perform such Cleanup prior to the Closing Date; or (b) is performing such Cleanup.

          9.5.5. If Buyer excavates, constructs on, regrades, or otherwise changes the Properties or Personalty, Buyer must pay to Seller any increase in the cost of Cleanup which has been proximately caused thereby. Buyer's proposed activity may require approval from relevant environmental agencies.

          9.5.6. Certain Properties may be subject to permits, orders or other agreements that require or regulate the Cleanup thereof. To the extent that Buyer assumes an Environmental Liability under Article 9 which is required or regulated under such permits, order or agreements, Buyer will comply with and assume Seller's obligation under the permits, order or agreements.

          9.5.7. Seller will not be liable to Buyer or its successors or assigns for any diminution in the value of the Properties, lost profits or rents, or business damage or interruption which arises out an Environmental Liability or the presence of Hazardous Substances on, at or under the Properties.

     9.6. Right of Access and Conduct of Remediation.
          -------------------------------------------

          9.6.1. After Closing, Buyer will permit Seller, its agents, contractors and employees, rent-free access to the Properties to continue the performance of Cleanup (which includes, but is not limited to, sampling, installation and maintenance of monitoring wells, or installation of remediation systems) which Seller is required to conduct under this Article 9 or by any appropriate governing authority or agency. Prior to initiation or continuation of Cleanup, Seller agrees to provide Buyer at least five (5) days prior written notice of the date on which access to a Property is required and a description of the Cleanup to be conducted. Notice will be provided to the Director of Environmental, Safety and Health Department of TransMontainge, Inc. at TransMontaigne Inc, 280 North College Avenue, Suite 500, P.O. Box 1503, Fayetteville, AR 72702, fax number 501-571-5292. Seller's conduct of Cleanup which Seller is not required to conduct under this Article 9 is not an admission of liability for the Cleanup or a waiver of Seller's rights under this Agreement.

          9.6.2. Buyer will cooperate with Seller so that Seller may conduct Cleanup in compliance with Environmental Law and in a cost-effective and efficient manner. In the conduct of Cleanup, Seller will use all commercially reasonable efforts to minimize any disruption to Buyer's operation of the Properties.

          9.6.3. Seller has the sole right to manage any Cleanup which Seller conducts under this Article 9 or is required to conduct by any appropriate governing authority or agency. All Cleanup undertaken under this Article 9 will
(i) be performed in a workerlike manner by qualified personnel or contractors,
(ii) comply with Environmental Laws and (iii) be performed in accordance with any schedule established by or under permit, statute, regulation or enforceable order or directive of the relevant governmental authority, and all personnel employed or retained by Seller in connection therewith shall abide by Buyer's safety rules and regulations applicable to Buyer's personnel, while conducting Cleanup on the Properties.

          9.6.4. Seller has the right to conduct all Cleanup using the most cost-effective, commercially reasonable Cleanup technologies and remedies which comply with Environmental Laws. Seller may propose to Cleanup Hazardous Substances using site specific corrective action standards (including, without limitation, risk-based corrective action standards) and exposure controls which are predicated on the continued use of the Properties as a bulk terminal storage facility, secured from general public access. Buyer will sign and record any deed or other recordable real property instrument reasonably requested by Seller which is necessary to permit the use of site specific corrective action remedies or remedies based on exposure controls, provided that the instrument does not unreasonably interfere with the Buyer's operation of the Property. Buyer also agrees not to use any groundwater on the Properties, if such restriction is necessary to permit the use of site specific corrective action remedies or remedies based on exposure controls.

          9.6.5. Materials generated by Cleanup may be treated or stored on the Properties and managed in wastewater treatment systems on the Properties without cost to Seller, to the extent that such use (i) has no material impact on availability of the wastewater system for the Buyer's use and (ii) is in compliance with Environmental Laws. Seller will also have the right to use in accordance with this Paragraph the wastewater treatment system at the Purvis site for the Cleanup obligations of the Purvis site retained by Seller.

          9.6.6. Buyer shall either purchase or store any petroleum or petroleum products recovered during Cleanup, and either pay Seller the reasonable commercial value of any merchantable recovered hydrocarbons or, in the case of any storage by Seller, charge Seller a storage fee equal to that being charged for similar services to unaffiliated parties. If Buyer does not have available storage space, then Buyer will allow Seller to place a temporary storage device on the Property in a location reasonably specified by Buyer, without cost. The reasonable commercial value of the recovered hydrocarbon will be fixed at the time of purchase and sale based on the spot market price of a comparable petroleum product or blendstock on such date.

          9.6.7. If Buyer, its invitees, contractors, customers or agents, damage or destroy any wells or other equipment used by Seller as part of Cleanup, Buyer will reimburse Seller for the cost to repair or replace the wells or equipment.

          9.6.8. Seller agrees to indemnify, defend and hold Buyer harmless of and from any loss or damage to personal property, injury or death to persons, and any other claims, actions, causes of action, damages, costs and expenses related to or in any way stemming from Seller's Cleanup activities conducted on the Properties except to the extent that such loss, damage, injury or death is attributable to the gross negligence or willful misconduct of Buyer, its employees, agents, contractors, subcontractors or invitees.

          9.7.  Restriction on Transfer.  If Buyer sells, leases or otherwise
                ------------------------
transfers any Properties, the obligations and duties of Seller will not inure or extend to the transferee and will terminate, unless Buyer gives Seller thirty
(30) days' written notice of transfer and the transferee agrees in writing to be bound by this Article 9. This provision does not apply to the transfer of a security interest in the Properties or Personalty to a financial institution. Seller may record this restriction in the real property records pertaining to the Properties.

          9.8.  No Other Remedy.  Buyer acknowledges that the Properties were
                ---------------
used by present or prior owners or operators for the storage, manufacture and sale of petroleum and other products. This use and the possible Release of materials, including gasoline or other petroleum products, may have caused physical and other changes in the Properties, including the deposit of solid and hazardous wastes and Hazardous Substances. Buyer acknowledges having the opportunity to conduct the Inspection to ascertain the physical characteristics and existing conditions of the Properties and Personalty. Buyer's sole remedy for Environmental Liability (including, but not limited to, Environmental Liability for subsurface conditions, contamination, and solid and hazardous wastes, Hazardous Substances, and petroleum products or their constituents on, under or migrating from the Properties) will be as set forth in this Article 9 or under Paragraph 8.5 for a breach of warranty in Paragraph 9.2 and these remedies are in lieu of any statutory rights that Buyer may have under any Environmental Laws or common law causes of action.

          9.9.  Survival.  The provisions of Article 9 survive the Closing and
                --------
do not expire, except that Seller's representations and warranties in Paragraph
9.2 (ii) and (v) shall expire at Closing, while those contained in Paragraph 9.2(i), (iii) and (iv) shall survive Closing for a period of two (2) years.

     10.  INDEMNIFICATION.
          ----------------

          10.1. After the Closing Date and until the third anniversary of the Closing Date, Seller will defend and indemnify Buyer against all claims, liabilities, damages or expenses (including attorneys' fees and expenses of litigation) for death or personal injury to any person, or for loss of or damage to the Properties, or for violation of any law, rule or regulation, to the extent arising solely out of Seller's operations on the Properties prior to the Closing Date. The indemnity in this Paragraph 10.1 does not apply to any claim under Environmental Law, or for Environmental Liabilities, Cleanup or Environmental Torts, as to which Buyer's remedy is limited to the remedies provided in Article 9.

          10.2. After the Closing Date, Buyer will indemnify, and, at Seller's option, defend Seller against all claims, liabilities, damages or expenses (including attorneys' fees and expenses of litigation) for death or personal injury to any person, or for loss of or damage to the Properties, or for violation of any law, rule or regulation, to the extent arising out of the Buyer's operations on the Properties after the Closing Date.

          10.3. The provisions of Paragraph 10.1 survive the Closing until the third anniversary of the Closing Date. The provisions of Paragraph 10.2 survive the Closing indefinitely.

     11.  BROKERS.
          -------

          11.1. Seller will pay all fees and commissions, if any, charged by any brokers or agents (including Goldman, Sachs & Co.), for or on behalf of Seller, in connection with this Agreement, and will defend and indemnify Buyer from all fees, commissions, suits and related expenses arising from claims of all real estate brokers or agents claiming through Seller.

          11.2. Buyer will pay all fees and commissions, if any, charged by any brokers or agents, for or on behalf of Buyer, in connection with this Agreement, and will defend and indemnify Seller from all fees, commissions, suits and related expenses arising from claims of all real estate brokers or agents claiming through Buyer.

          11.3. The provisions of Paragraphs 11.1 and 11.2 shall survive the Closing indefinitely.

     12.  GOVERNMENTAL APPROVALS. Upon execution of this Agreement, each party
          -----------------------
shall (i) promptly file with the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") the notification and report form required for the transactions contemplated hereunder by the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), requesting early termination of the waiting period thereunder, (ii) respond promptly to any inquiries from the DOJ or the FTC in connection with such filings and (iii) comply in all material respects with the requirements of the HRS Act. Seller and Buyer shall cooperate with each other and promptly furnish all information to the other party that is necessary in connection with the parties' compliance with the HSR Act. Seller and Buyer shall coordinate their initial filing of the notification and report form so that such filings are made simultaneously. Seller and Buyer shall each keep the other fully advised with respect to any requests from or communications with the DOJ or FTC and shall consult with the other party with respect to all filings and responses thereto. In the event the DOJ or FTC imposes conditions with respect to any consent or approval that are not reasonably satisfactory to a party, then such party shall promptly provide the other party with written notice of such objection and thereafter either Party may terminate this Agreement. The Closing Date will be extended to the extent necessary to obtain such HSR Act Approval; provided, however, that if the transaction is not approved under the HSR Act consistent with the terms of this Agreement, on or before September 30, 1999, either party may terminate this Agreement and Seller will return the Deposit to Buyer.

     13.  SELLER'S REPRESENTATIONS AND WARRANTIES.
          ----------------------------------------

          13.1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate the Properties and is duly qualified to do business as a foreign corporation and in good standing in the States in which the Properties are situate. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.

The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

          13.2. This Agreement and the execution and delivery hereof by Seller do not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby will not:

              (i) violate or conflict with any provision of Seller's corporate charter or other organizational or governance documents of Seller;

              (ii) violate or conflict with any provision of any law or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Seller;

              (iii) except as set forth on Schedule 13.2, conflict with or
                                           -------------
result in a material breach of, constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of performance required by, or require any consent or approval under (except for the filings under the HSR Act), any law, order, judgment, decree, permit or Assigned Contract to which Seller is a party or by which it is bound or to which any of the Properties, Personalty or Petroleum Inventory is subject except for violations, conflicts and breaches the adverse consequences of which are, individually and in the aggregate, immaterial to the Purchased Assets; or

              (iv) result in the creation of or imposition of any lien upon any of the Purchased Assets.

          13.3. There are no claims, actions or proceedings pending or, to the best of Seller's knowledge, threatened against Seller relating to the transfer of the Purchased Assets as contemplated herein, Seller has no knowledge of any facts that would prohibit Seller from the selling the Purchased Assets.

       13.4. Seller has, and upon consummation of the transactions contemplated under this Agreement at the Closing, Buyer will have, good, valid and marketable title to 100% interest in the Purchased Assets (other than any leased property in which case Buyer shall have the valid right to possession of the same pursuant to valid leases or other agreements) subject to all interests, leaseholds, easements, encumbrances, liens, defects and special assessments of record which do not materially adversely affect marketability or the current use of the Properties, including those set forth in Schedule 13.4.
                                                -------------

       13.5. There are no material Assigned Contracts that affect or may affect the operations, management or maintenance of the Properties, except for the Assigned Contracts set forth in Schedule 13.5 and Assigned Contracts cancelable
                                -------------
upon thirty (30) days' notice.

       13.6.  Except as set forth in Schedule 13.6(a), Seller is not in, nor has
                                     -----------------
it received written notice of, default in any material respect under any of the Assigned Contracts, Term Contracts, rights-of-way or easements to which it is a party, or by which it or the Properties are bound. All such Assigned Contracts, Term Contracts, rights-of-way and easements represent valid, binding and enforceable agreements of the parties thereto subject to applicable bankruptcy, insolvency, or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Seller has made available to Buyer true, correct and complete copies of all Assigned Contracts, Term Contracts, rights-of-way and easements affecting the Properties, as currently operated, in any material respect. Any payments required under the rights of way and easements after the Closing are reflected in Schedule 13.6(b).
                                                               -----------------
Except as set forth on Schedule 13.6(c), each Assigned Contract, right-of-way
                       -----------------
and easement may be assigned to Buyer without the consent of a third party.

       13.7. The Properties and Personalty, taken as a whole, have been maintained and operated in accordance with Seller's normal operating practices and are in good operating condition, repair and maintenance, subject only to ordinary wear and tear.

       13.8. The books and records of Seller pertaining to the Purchased Assets have been maintained in accordance with good business practices and all historical and current expenses and revenues of the Properties have been recorded in accordance with generally accepted accounting principles and fairly and accurately present the expenses and revenues of the Properties, except where projections have been made, in which case the assumptions upon which the projections have been based are noted therein or based upon normal budgeting practices.

       13.9. The Purchased Assets (including the Assigned Contracts and Permits), taken as a whole, will permit in their condition as of the Closing Date, operation of the Purchased Assets by Buyer immediately after the Closing in a manner consistent with Seller's past practices.

       13.10. Except as set forth in Schedule 13.10, there are no material
                                     --------------
claims, actions or proceedings pending or, to the best knowledge of Seller, threatened against Seller relating to the Purchased Assets to be transferred to Buyer.

       13.11. Intentionally  left blank.

       13.12. Schedule 13.12(a) sets forth an accurate and complete list of all
              -----------------
material permits, licenses and governmental approvals necessary to operate the Properties as is ("Material Permits") (other than Permits under Environmental
Law).  Except as specified in Schedule 13.12(b), (i) all Material Permits (other
                              -----------------
than Permits under Environmental Law) relating to the Purchased Assets as currently operated are in effect and (ii) Seller has, to the extent required, made all filings necessary to request the timely renewal or issuance of all Material Permits necessary prior to the Closing for Seller to own and operate the Purchased Assets as currently operated.

       13.13. Seller will execute all documents reasonably required to effect the transfer of the Purchased Assets, whether at the Closing or after.

       13.14. The representations and warranties in this Article 13 do not apply to facts, events, circumstances or conditions which constitute Environmental Liabilities. Buyer's sole remedies for Environmental Liabilities are set forth in Article 9.

       13.15. The representations and warranties of Seller contained in Paragraphs 13.2 - 13.6, 13.8 and 13.13 will survive for a period of three (3) years after the Closing Date. The remaining representations and warranties contained in this Article 13 will not survive the Closing. Seller will defend and indemnify Buyer against all claims, liabilities, damages or expenses (including attorney's fees and expenses of litigation) resulting from a breach or misrepresentation of the representations and warranties. Seller's aggregate maximum liability under this Article 13 shall not exceed $2,649,000.

   14. BUYER'S  REPRESENTATIONS AND WARRANTIES.
       ----------------------------------------

       14.1. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to make and perform this Agreement and to consummate the transaction contemplated herein. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles.

       14.2. There are no claims, actions, or proceedings pending or threatened against Buyer relating to the transfer of the Purchased Assets as contemplated herein. Buyer has no knowledge of any facts that would prohibit Buyer from acquiring the Purchased Assets of Seller.

       14.3. The execution, delivery and performance of this Agreement by Buyer or the consummation of the transaction contemplated herein will not violate any law, rule, regulation, or order to which the Buyer is subject, nor result in a breach of any contract to which Buyer is bound.

       14.4. Buyer will execute all documents reasonably required to effect the transfer of the Properties, Personalty and Petroleum Inventory, whether at the Closing or thereafter.

       14.5. This Agreement and the execution and delivery hereof by Buyer do not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby will not:

          (i) violate or conflict with any provision of Buyer's corporate charter or other organizational or governance documents of Buyer;

          (ii) violate or conflict with any provision of any law or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Buyer; or

          (iii)  except as set forth on Schedule 14.5, conflict with or result
                                        --------------
in a breach of, constitute a default under (whether with notice or lapse of time or both), or accelerate or permit the acceleration of performance required by, or require any consent or approval under (except for the filings under the HSR
Act), any law, order, judgment, or decree to which Buyer is a party or by which it is bound.

   15. BUYER'S CONDITIONS TO CLOSE.
       ----------------------------

       15.1. If any of Seller's representations and warranties in Article 12 or in Paragraph 9.2 is not true in any material respect as of the Closing Date, the provisions of Paragraph 8.5 will apply.

       15.2. All applicable waiting periods under the HSR Act shall have expired or been terminated, and the consent or approval of the DOJ and the FTC, if any, shall be in form and substance reasonably satisfactory to Buyer in accordance with Section 12.

       15.3. Seller shall have obtained all material third party consents or waivers necessary to consummate the transactions contemplated by this Agreement, all of such consents and waivers being in form and substance reasonably satisfactory to Buyer.

       15.4. Seller shall not be in material breach of any of Seller's covenants and agreements herein contained, which breach, after receipt of written notice thereof, remains uncured for a period in excess of thirty (30) days after receipt of such notice. If such breach has occurred and has not been cured, the provisions of Paragraph 8.5 shall apply.

       15.5. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental authority, and no law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby. Except for proceedings disclosed to Buyer in writing prior to the Closing Date, no proceeding initiated by any person shall be pending before any court or governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

       15.6. Seller shall have duly executed and delivered to Buyer the Conveyance Documents.

       15.7.   Seller shall have completed its removal of the Excluded Assets.

       15.8. Buyer shall have obtained or received the transfer and assignment of all Permits, Assigned Contracts and, to the extent provided in Article 5, Term Contracts, related to or necessary for the operation of the Properties as currently conducted, or in the alternative, shall have entered into mutually acceptable arrangements with Seller in order to receive the benefit thereof as contemplated in Article 5.

       15.9.   Seller will have delivered the easement in the form of Exhibit
                                                                      -------
3.3.
----

       15.10. Buyer or its designee and Seller will have entered into the Exchange Agreement.

       15.11. Buyer and Seller will have agreed, such agreement not to be unreasonably withheld by either party, upon the metes and bounds of the Purvis Property to be sold to Buyer, and Buyer will have received a survey and plot plan of such property reflecting such agreement.

     16.  SELLER'S CONDITIONS TO CLOSE.
          ----------------------------

       16.1. If any of Buyer's representations and warranties in Article 14 is not true in any material respect as of the Closing Date, the provisions of Paragraph 8.5 will apply.

       16.2. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental authority, and no law shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby, except for proceedings disclosed to Seller in writing prior to the Closing Date, no proceeding initiated by any person shall be pending before any court or governmental authority seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

       16.3. Seller shall have received payment from Buyer by wire transfer of immediately available federal funds a sum equal to the Remaining Purchase Price Balance and the Estimated Petroleum Inventory Price.

       16.4. Seller and Buyer or its designee shall have entered into the Exchange Agreement.

       16.5. Buyer shall not be in material breach of any of Buyer's covenants and agreements herein contained, which breach, after receipt of written notice thereof remains uncured for a period in excess of thirty (30) days from the date of receipt of such notice. If such breach has occurred and has not been so cured, the provisions of Paragraph 8.5 shall apply.

       16.6. All applicable waiting periods under the HSR Act shall have expired or been terminated, and the consent or approval of the DOJ and the FTC, if any, shall be in form and substance reasonably satisfactory to Seller in accordance with Section 12.

       16.7 If necessary, Buyer will have delivered the easement in substantially the form of Exhibit 3.3.
                          -----------

     17.  PRESS RELEASES/ANNOUNCEMENTS.  Prior to Closing, neither Buyer, nor
          ----------------------------
Seller will make any public announcement or issue any press release regarding this Agreement, the transactions contemplated hereby or the status of negotiations between the parties regarding the same without first conferring with the other. If the parties are unable to agree as to the text or time of release of any such announcement, no announcement will be made unless the party proposing the announcement is advised by counsel that the announcement is legally required to be made, in which case the other party shall be immediately advised of the text and time of release of the announcement. The parties further agree to consult with each other on all press releases and announcements to be issued at Closing concerning the transactions contemplated by this Agreement.

     18.  ASSIGNMENT.    Neither party may assign this Agreement or its rights,
          ----------
duties or liabilities thereunder except with the written consent of the other party, which consent shall not be unreasonably withheld.

     19.  GOVERNING LAW.
          --------------

       19.1. This Agreement will be governed by the laws of the State of New York, without regard to principles of conflicts of law. Any legal action or proceeding relating to this Agreement must be brought in the United States District Court for the Southern District of New York. Seller and Buyer irrevocably accept the jurisdiction of that court. Buyer hereby designates CT Corporation System, with offices at 155 Washington Avenue, Albany, New York 12210, as its designee and agent to receive and acknowledge on its behalf, and for its property, service of all legal process, summons, notices and documents which may be served in any action or proceeding. If for any reason this designee ceases to be available to act, Buyer will designate a new designee, in New York City.

       19.2. Seller and Buyer irrevocably waive any objection to venue in the above court and irrevocably waive and agree not to plead or claim that any action or proceeding brought in this court has been brought in an inconvenient forum. Any trial arising out of, or in connection with, this Agreement or the transaction contemplated hereby will be before the court and Seller and Buyer waive their right to a trial by jury.

     20.  NOTICES.  Except as set forth in Paragraph 9.6.1, all notices,
          --------
requests, demand and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally or received via first-class, postage prepaid, registered or certified mail, or by facsimile addressed as follows:


     If to Seller:

          F. Lamar Clark, Senior Vice President

          Terminal Operations Department

          Amerada Hess Corporation

          One Hess Plaza

          Woodbridge, New Jersey  07095

          Telephone:     (732) 750-6950

          Facsimile:     (732) 760-6708

     With a copy to:

          Douglas E. Friedman, Vice President and Associate General Counsel

          Law Department

          Amerada Hess Corporation

          One Hess Plaza

          Woodbridge, New Jersey  07095

          Telephone:     (732) 750-6541

          Facsimile:     (732) 750-6944

     If to Buyer:

          TransMontaigne Terminaling Inc.

          200 Mansell Court East, Suite 600

          Roswell, Georgia  30076

          Telephone:     (770) 518-3500

          Facsimile:     (770) 518-3624

          Attn:     President

     With a copy to:

          TransMontaigne Inc.

          370 17th Street, Suite 2750

          Denver, Colorado  80202

          Telephone:     (303) 626-8200

          Facsimile:     (303) 626-8228

          Attn:     General Counsel

     21.  EMPLOYEES.  Buyer will consider for employment all employees of Seller
          ----------
employed at the Properties in accordance with Buyer's standard employment policies and practices provided, however, that nothing herein shall be construed to obligate Buyer to offer employment to or continue the employment of any officer, employee, agent, or representative of Seller, including, without limitation, those performing services relating to the Properties as of the Closing. Any successor clause or successor agreement in any labor contract or other labor agreement governing such employees shall not be applicable to the sale and purchase of the Properties or otherwise affect or impose any conditions or obligations upon Buyer. Seller hereby agrees to fully pay or otherwise satisfy any claims by any of Seller's directors, officers, employees, shareholders, agents, and representatives relating to this Agreement or its performance or consummation, and any claims by any of them relating to or arising out of (i) their employment by Seller, (ii) any employment contract or labor agreement, (iii) any pension or other benefit liabilities of Seller and

(iv) any law requiring notice of severance or severance benefit. Buyer will in good faith cooperate and use commercially reasonable efforts to avoid the loss of employment by sufficient numbers of Seller's current employees at any single site to incur liability under the Workers Adjustment and Retraining Notification ("WARN") Act, or under any other plant closing or mass layoff statute or law ("Layoff Law"), upon receiving written notice delivered at least ten (10) days prior to the Closing Date describing with reasonable particularity the potential applicability of a Layoff Law to the transactions contemplated by this Agreement. If Buyer believes that it will be unable to avoid the applicability of a Layoff Law, Buyer will notify Seller within ten (10) days of Seller's notice and the time period for Closing will be extended by such reasonable period of time as is necessary for Seller and Buyer to comply with such Layoff Law, but not longer than ninety (90) days.

     22.  AMENDMENTS; WAIVERS.  This Agreement may be amended, superseded or
          -------------------
canceled, and any of the terms hereof may be waived, only by a written instrument specifically stating that it amends, supersedes or cancels this Agreement or waives any of the terms herein, executed by both parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision herein shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term, covenant, representation or warranty, shall be deemed or constitute a waiver of any other condition, or breach of any other term, covenant, representation or warranty, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     23.  ENTIRE AGREEMENT.  This Agreement merges and supersedes all prior
          -----------------
negotiations, representations and agreements (other than the confidentiality agreement between the parties dated February 5, 1999), and constitutes the entire agreement between Seller and Buyer concerning the conveyance of the Properties and Personalty and the consideration therefor. The terms of this Agreement cannot be changed or terminated orally.

     24.  BINDING EFFECT.  Except as herein otherwise provided, this Agreement
          --------------
will be binding on and inure to the benefit of the successors and permitted assigns of the parties.

     25.  BUYER GUARANTOR.  TransMontaigne Inc. ("Buyer Guarantor") hereby
          ---------------
irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Buyer of all of Buyer's covenants, agreements, obligations and liabilities under this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the "Buyer Obligations"), in accordance with the terms hereof. Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Buyer Guarantor will, after Buyer has been given a reasonable time to cure the default and failed to do so, forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense. The liabilities and obligations of Buyer Guarantor pursuant to this Agreement are unconditional and absolute.

     26.  Post Closing Operations.
          -----------------------

       26.1.  Wastewater System. Within thirty (30) days after the Closing Date,
              -----------------
Buyer will apply for an amendment to the NPDES permit for the Purvis Property so that the permitted wastewater treatment system for the Purvis Property does not include or incorporate the surface impoundments presently used by Seller as part of the wastewater treatment system at the Purvis Property. Buyer's right to use such surface impoundments as part of the permitted wastewater treatment system at the Purvis Property will expire 210 days after the Closing Date. Prior to Closing, Seller will permit Buyer, its agents, contractors and employees, rent-free access to the Purvis Property for the purpose of evaluating changes to the existing wastewater treatment system at the Purvis Property. Buyer will also have the right to install a tank, surface impoundment or other wastewater treatment or storage device at the Purvis Property necessary so that the wastewater treatment system at the Purvis Property after Closing does not include or incorporate the surface impoundments presently used by Seller; provided that: (i) the location is approved by Seller, which approval will not be unreasonably withheld, (ii) such installation complies with Environmental Law, and (iii) the device is not incorporated until after Closing and incorporation after Closing does not cause Seller to be in violation of the existing NPDES permit for the Purvis Property. All personnel employed or retained by Buyer in connection therewith shall abide by Seller's safety rules and regulations applicable to Seller's personnel, while on the Purvis Property. Buyer agrees to indemnify, defend and hold Seller harmless of and from any loss or damage to personal property, injury or death to persons, and any other claims, actions, causes of action, damages, costs and expenses related to or in any way stemming from Buyer's activities conducted on the Purvis Property except to the extent that such loss, damage, injury or death is attributable to the gross negligence or willful misconduct of Seller, its employees, agents, contractors, subcontractors or invitees.

       26.2.  Terminal Information Management System.  Seller will permit Buyer,
              --------------------------------------
for a period of no longer than six (6) months from the Closing Date, to use at the Properties Seller's proprietary Terminal Information Management System ("TIMS"). Buyer will have prompt access to information tracked and stored by
TIMS by a means to be agreed upon between Seller and Buyer.   In consideration
thereof, Buyer agrees to reimburse Seller for its mutually agreed upon reasonable out of pocket costs incurred and related thereto. Seller will cooperate in setting up accounts for Buyer's customers in the TIMS system and to effect transfer of information regarding such accounts to Buyer via PetroEx.

       26.3.  Title to BS&W.  At the Closing, title to and responsibility for
              -------------
the removal of pre-Closing BS&W will remain with the Seller and Seller shall reimburse Buyer for the reasonable and customary costs incurred by Buyer to remove and dispose of the pre-Closing BS&W at such time as Buyer so removes and disposes of such BS&W.

     IN WITNESS WHEREOF, the parties have caused these presents to be executed and delivered as of the day and year first above written.



                                           SELLER:
                                           ------

ATTEST:                                    AMERADA HESS CORPORATION


/s/ Carl Tursi                             BY: /s/ John B. Hess
---------------------------                    ----------------
                                           Name:   John B. Hess
                                           Title: Chairman of the Board


                                           BUYER:
                                           ------

ATTEST/WITNESS:                            TRANSMONTAIGNE TERMINALING INC.

/s/ W.A. Sikora                            BY: /s/ Richard E. Gathright
---------------------------                    ------------------------
                                           Name:   Richard E. Gathright
                                           Title: Chief Executive Officer


                                           BUYER GUARANTOR:  WITH RESPECT TO
                                           ARTICLE 25 ONLY

ATTEST/WITNESS:                            TRANSMONTAIGNE INC.

/s/ W.A. Sikora                            BY: /s/ Richard E. Gathright
---------------------------                    ------------------------
                                           Name:   Richard E. Gathright
                                           Title: President and Chief Operating
                                                  Officer